AEC Yield Capital, LLC
One Metrotech Center
Brooklyn, NY 11201

July 31, 2018

NOTICE OF DEFAULT – FAILURE TO COMPLY WITH AGREEMENT

Via Overnight Courier and Electronic Mail
Deep Green Waste & Recycling, LLC.
3225 Shallowford Road
Marietta, GA 30062

Attn: Billy Ray Edmonds, Jr.
E-Mail: Bill.Edmonds@deepgreenwaste.com

Re: **Notice of Default – Failure to Comply with Purchase and Sale Agreement**

Dear Mr. Edmonds:

This notice is being delivered to you pursuant to the terms of the Purchase and Sale Agreement between AEC Yield Capital, LLC ("AEC") and Deep Green Waste & Recycling, LLC. ("DG") dated as of December 16, 2016 (the "Original Agreement") as amended by the First Amendment to the Purchase and Sale Agreement (the "First Amendment"), the Second Amendment to the Purchase and Sale Agreement (the "Second Amendment"), and the Third Amendment to the Purchase and Sale Agreement (the "Third Amendment"). The Original Agreement, with the First Amendment, the Second Amendment, and the Third Amendment shall be referred to collectively as the Agreement.[1]

PLEASE TAKE NOTICE that, among other things, pursuant to Sections 16(a) and 16(b) of the Original Agreement, DG's default under, or breach of, any warranty or representation contained in the Agreement is a Default. You are advised that DG is in breach of, among other provisions, Sections 5 (z), (g), (m) and (v) as well as Sections 16 (a), (b), (c), (e) and (j).

There may be defaults in addition to those set forth above, and AEC reserves all rights with respect thereto. As a consequence of the defaults under the Agreement, you are advised that AEC's obligations to purchase Accounts under the Agreement have been terminated.

By reason of the foregoing, among other reasons, DG owes, and demand is hereby made for, the payment of all Obligations under the Agreement, including the amount of $387,534.52 which represents, net of reserves and collections, a portion of the charges, commissions and fees due under the Agreement, plus all legal fees, costs of collection and other amounts due or expended in connection with the Agreement and DG's Default thereunder. The foregoing may not include other charges due that AEC has not yet computed or is not yet aware are due nor does it include

[1] Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

legal and collection costs incurred but not yet computed or such costs not yet incurred. The foregoing amounts are immediately due and payable.

Please be advised that any payment you receive on account of any Account must be forwarded to AEC and, until such time as it is forwarded, it is to be held in trust for the benefit of AEC. AEC reserves the right to impose liquidated damages, as agreed upon in the Agreement, with regard to any payment improperly held or deposited. Further, AEC reserves the right to charge DG a Misdirected Payment Fee of up to 30% of any amount received by DG with respect to an Account paid directly to DG as a result of any action taken by DG to cause payment to be made to DG (See Section 24 of the Agreement).

AEC reserves all of its security interests, rights, remedies, powers and privileges under the Agreement and all other documents, instruments, and guarantees entered into in connection therewith, at law, in equity, or otherwise.

Thank you for your prompt attention to this matter.

Sincerely,

Richard Rudy

Richard Rudy
Manager